Exhibit 10.38

AMENDMENT II to FIRMINVEST AG COMMITMENT LETTER

This Second Amendment (“Amendment II”), effective as of October 12, 2007 (the “Effective Date”), is attached to and made part of the commitment letter as amended (the “Commitment Letter”) between FirmInvest AG (“FirmInvest”) and CardioVascular BioTherapeutics, Inc., a Nevada corporation (“Cardio”) regarding a foreign private placement being conducted under Regulation S of the Securities Act of 1993 to sell 15,000,000 shares of common stock of CardioVascular BioTherapeutics, Inc. at US$1.00 per shares (the “Reg S Offering”).

WHEREAS, Cardio and FirmInvest desire to amend certain terms of the Commitment Letter and enter into this Amendment to reflect the new term agreed upon between the parties.

NOW THEREFORE, in consideration of the mutual covenants contained in this Amendment, for valuable consideration the sufficiency of which is acknowledged, it is hereby agreed and stipulated as follows:

1. The date in the second paragraph of the Commitment Letter shall be revised from September 28, 2007 to November 9, 2007, such that the due date for the balance of the Reg S Offering shall be extended to such date.

2. As an inducement to extend the Reg S Offering, FirmInvest shall purchase a warrant from Cardio at US$0.001 per share of Common Stock of Cardio (the “Purchase Price”) at an exercise price of US$1.00 per share of Common Stock of Cardio for up to Three Million Seven Hundred Thousand (3,700,000) shares for a total purchase price of the warrant of Three Thousand Five Hundred Dollars (US$3,700.00).

All other terms in the Commitment Letter shall remain in full force and effect.

IN WITNESS WHEREOF, the parties signing hereto execute this Amendment as of the Effective Date.

FirmInvest AG	CardioVascular BioTherapeutics, Inc.
A Nevada Corporation

By: /s/ Frederic Chanson	By: /s/ Mickael A. Flaa

Print Name: Frederic Chanson	Print Name: Mickael A. Flaa

Title: CEO	Title: CFO

Date: Oct. 12, 2007	Date: 10/12/07